Exhibit 99.1

Surgalign Announces Global Settlement Agreement with

Resolve Surgical Technologies and RTI Surgical, Inc.

Parties enter into new sole-source supply relationship, extended for two years

DEERFIELD, Ill., August 10, 2022 — Surgalign Holdings, Inc., (NASDAQ: SRGA) a global medical technology company focused on elevating the standard of care by driving the evolution of digital health, today announced that effective August 5, 2022, the Company entered into a global settlement agreement with Pioneer Surgical Technology, Inc. d/b/a Resolve Surgical Technologies and RTI Surgical, Inc. (together “RTI”), relating to the sale of its OEM business in 2020 and the continued relationship the Company has had with RTI since. As part of the settlement, the parties have amended various agreements, including the distribution agreements for spinal implants and biologics.

As per the terms of the agreement, all parties have settled the litigation and released each other from potential claims. The amendments released Surgalign from the obligation to cure a purchase shortfall for the current year and reduced the minimum annual purchase requirements.. In addition, the sole-source relationship has been extended for an additional two years with updated supply chain provisions reflecting the separation of Surgalign and Resolve/RTI.

“We are pleased to settle the dispute with Resolve and RTI and look forward to the future business our companies can do together,” said Terry Rich, President and CEO of Surgalign. “The negotiations gave us the opportunity to work through post-split issues that we identified over the past two years, following separation. The newly amended contracts are a better fit for our ongoing relationship and our current business.”

Surgalign and Resolve/RTI separated in July 2020 with the sale of the OEM business. Resolve/RTI continues to provide products distributed by Surgalign in the United States and in approximately 50 countries worldwide.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital health to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies physicians and other health providers will look to for what is truly possible for their patients. Surgalign is focused on developing solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in approximately 50 countries worldwide through an expanding network of top independent distributors. Surgalign is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw and Poznan, Poland, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements based on management’s current expectations, estimates and projections about our products, company, and industry, our management’s beliefs, and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and other variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in our public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov.

Investor and Media Contact:	Surgalign Contact:

Glenn Wiener	Kristine Simmons
E: gwiener@gwcco.com	E: ksimmons@surgalign.com
T: +1 917 887 8434	T: +1 619 206 4648

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